EXHIBIT 23




               CONSENTS OF EXPERTS AND COUNSEL







                      October 24, 1996

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Board of Directors
Litigation Economics, Inc.
227 South Ninth Avenue
Pocatello, Idaho  83201

Re: Opinion and Consent of Counsel with respect to Registration Statement on Form SB-2

Gentlemen:

      You have requested the opinion and consent of this law firm, as counsel, with respect to the proposed issuance and public distribution of certain securities of the Company pursuant to the filing of a registration statement on Form SB-2 with the Securities and Exchange Commission.

      The proposed offering and public distribution relates to 100,000 shares of Common Stock, $.001 par value (the "Common Stock"), to be offered and sold to the public at a price of $1.00 per share. It is our opinion that the shares of Common Stock will, when issued in accordance with the terms and conditions set forth in the registration statement, be duly authorized, validly issued, fully paid and nonassessable shares of common stock of the Company in accordance with the corporation laws of the State of Nevada.

      We  hereby  consent  to be named as  counsel  for  the
Company   in   the  registration  statement  and  prospectus
included therein.

                              Very truly yours,

                              POULTON & YORDAN


                              Cletha A. Walstrand
CAW/jt


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     CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We hereby consent to the use in this Prospectus constituting part of this Registration Statement on Form SB-2 for Litigation Economics, Inc., of our report dated March 19, 1997, relating to the Consolidated Financial Statements dated December 31, 1996 of Litigation Economics, Inc., which appears in such Prospectus. We also consent to the reference to us under the heading "Experts".


/s/Jones, Jensen & Company

Jones, Jensen & Company
April 2, 1997